Exhibit 10.20

        April 5, 2007

Mr. Dev Ittycheria
President and Chief Executive Officer
BladeLogic, Inc.
10 Maguire Road, Building 3
Lexington, Massachusetts 02421

        Re:  Proposed Restricted Stock Grant in Connection with Initial Public Offering

Dear Dev:

        The Board of Directors (the "Board") of BladeLogic, Inc. (the "Company") will provide you with a long term incentive award in the form of a restricted stock grant (the "Award") in connection with the completion of the Company's initial public offering of shares of common stock (the "Company's IPO"), subject to the conditions described in this letter agreement (the "Letter Agreement"). As the Award will be in consideration for your service to the Company after the Company's IPO, the Board will not make the Award until such time. However, the Board desires to describe to you the key terms of the Award, as follows:

        1.     In the event that (a) the closing of the Company's IPO occurs before November 30, 2007 and (b) you continue to serve as the President and Chief Executive Officer of the Company through and including the closing date of the Company's IPO, then the Board will grant you 100,000 shares of restricted stock on the closing date of the Company's IPO under the Company's equity incentive plan.

        2.     The restrictions on such shares of restricted stock shall lapse, and the shares shall become vested over a four year period, with the first 12,500 shares to vest on the six month anniversary of the date of grant, and the remaining 87,500 shares to vest thereafter in 14 successive equal quarterly installments of 6,250 shares.

        3.     The shares of restricted stock will be issued to you subject to your execution of a restricted stock agreement which will provide that the shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by you prior to vesting.

BLADELOGIC, INC.
By:	/s/ John J. Gavin, Jr. Name: John J. Gavin, Jr. Title: CFO